EXHIBIT 21.1

Subsidiaries

Subsidiaries

Symbid Holding B.V., a besloten vennootschap (private limited liability company) organized under the laws of The Netherlands, wholly owned by Symbid Corp.

Symbid B.V., a besloten vennootschap (private limited liability company) organized under the laws of The Netherlands, wholly owned by Symbid Holding B.V.

Gambitious Cooperatie U.A., a private limited liability cooperative organized under the laws of The Netherlands, 63% owned by Symbid B.V.

Gambitious B.V., a besloten vennootschap (private limited liability company) organized under the laws of The Netherlands, 28.6% owned by Gambitious Cooperatie U.A.

Variable Interest Entities

Symbid Cooperatie U.A., a private limited liability cooperative organized under the laws of The Netherlands, is a variable interest entity for which Symbid B.V. is considered the primary beneficiary.

Other Related Entities

Symbid Foundation

Symbid IP Foundation